SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON D.C. 20549

                              FORM 8-K

                           CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) - July 25, 1997



                NORTH  FORK BANCORPORATION, INC.
         (Exact name of Registrant as specified in its charter)




Delaware			                      1-10458		           36-3154608
(State or other jurisdiction	   (Commission		      (IRS Employer
  of incorporation)		            File Number)		     Identification No.)



 275 Broad Hollow Road
 Melville, New York						                    11747
 (Address of principal executive offices)		 (Zip Code)


Registrant's telephone number, including
area code:	        (516) 844-1004

Item 5.  Other Events

              North Fork Bancorporation, Inc. issued a press release on July 25, 1997 announcing that they have signed a difinitive agreement whereby North Fork would acquire the Connecticut based Branford Savings Bank. A copy of such press release is attached hereto as Exhibit 99 and is incorporated herein by reference.



Item 7.  Financial Statement and Exhibits

	(c)     	The following Exhibit is filed with this Current Report on Form 8-K:




Exhibit
Number            	Description

     99			        Press Release of North Fork Bancorporation, Inc., dated
			               July 25, 1997.

                           EXHIBIT INDEX





Exhibit
Number		Description

   99			Press Release of North Fork Bancorporation, Inc., dated
			     July 25, 1997.

                            SIGNATURE





	Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





Date:	July 25, 1997







					                        NORTH FORK BANCORPORATION, INC.


					                        By:/s/Daniel M. Healy
					                        Daniel M. Healy
					                        Executive Vice President and
					                        Chief Financial Officer

Exhibit 99

	                        NORTH FORK BANCORP

275 Broad Hollow Rd., Melville,  NY  11747 l (516) 298-5000 l
FAX (516) 844-1471


                                       Press Release

FOR IMMEDIATE RELEASE			           Contacts:	North Fork Bancorp
									                                    Daniel M. Healy
									                                    Executive Vice President &
									                                    Chief Financial Officer
									                                    516-298-5000



									                                    Branford Savings Bank
									                                    Gregory R. Shook
									                                    Senior Vice President and
									                                    Secretary
									                                    203-481-3471





	                     NORTH FORK BANCORP TO ACQUIRE

	                         BRANFORD SAVINGS BANK





	Melville, N.Y. - July 25, 1997 - North Fork Bancorporation, Inc. (NYSE: NFB) and Branford Savings Bank (NASDAQ: BSBC), jointly announced today that they have signed a definitive agreement whereby North Fork would acquire the Connecticut based
Branford in a stock for stock exchange valued at approximately
$38 million.

	Under the terms of the agreement, each share of Branford common stock will be exchanged for $5.25 of North Fork common stock, with a minimum of .1957 shares and a maximum of .2648 shares.
The actual exchange ratio will depend upon the average closing price per share of North Fork in the 20 trading days prior to the date preceding the receipt of the last of all required regulatory approvals. The agreement also permits North Fork to increase the exchange ratio if the average price of its common stock during the pricing period falls below $19.83. The agreement provides that Branford may terminate the merger if North Fork elects not to increase the exchange ratio. North
Fork also received an option to acquire up to 19.9% of Branford's voting common stock at a price of $4.75 per share should certain events occur. "From this location, we will pursue a strategy that is very different, but, highly complimentary to our New York banking business," stated John
Adam Kanas, Chairman, President and Chief Executive Officer of
North Fork.

Press Release:   July 25, 1997

	Branford Savings Bank has total assets of approximately $187 million, deposits of $163 million and stockholders' equity of $17 million. It operates five banking offices in New Haven
County. "We are pleased that North Fork has chosen Branford as its initial entry into the New England marketplace," stated
Robert J. Mariano, President and Chief Executive Officer of
Branford.

	Branford is also announcing today that for the six months ended June 30, 1997 it earned $1.1 million, or $.16 per share, as compared to net income of $.8 million, or $.12 per share for the prior year. The aggregate consideration received, which includes payment for the bank's non- voting common stock and outstanding warrants, is 220% of book value and 16 times earnings. The transaction will be treated as a tax free exchange and reflected as a purchase for financial reporting purposes. It is subject to approval by the Federal Reserve
Board, the FDIC and the Connecticut Banking Commissioner. It is also subject to the approval of Branford shareholders and other customary closing conditions. It is expected that the transaction will be consummated by the end of the year. Due diligence by both companies has been completed.

	North Fork believes, based upon anticipated cost savings, that the transaction will not dilute earnings per share in 1998.
"From Branford, Connecticut, we intend to pursue a vigorous campaign of deposit gathering throughout New England. We believe that the model we intend to create will serve as a blueprint for a much larger institution in a short period of time," stated Mr. Kanas.

	Mr. Mariano, in commenting on Branford, stated, "We appreciate the confidence and support our shareholders, employees and customers exhibited throughout the entire history of our Company. We are confident that the community will benefit from this merger with North Fork."



	North Fork Bancorporation, Inc. with total assets of $6.6 billion, deposits of $4.4 billion and stockholders' equity of $505 million, is the holding company for North Fork Bank, operating in the New York metropolitan area.